HomeTrust Bancshares, Inc. Reports Financial Results For The Third Fiscal Quarter Of 2016

ASHEVILLE, N.C., April 29, 2016 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income of $3.1 million for the quarter ended March 31, 2016, a $1.9 million, or 170.3% increase over net income of $1.2 million for the same period a year ago. The Company's basic and diluted earnings per share increased to $0.18 for the three months ended March 31, 2016 compared to $0.06 per share for the same period in fiscal 2015.

Net income totaled $8.2 million for the nine months ended March 31, 2016, a $2.7 million, or 49.1% increase compared to $5.5 million for the same period in 2015. The Company's basic and diluted earnings per share increased to $0.46 from $0.28 per share for the nine months ended March 31, 2016 compared to the same period in 2015. Tangible book value per share increased $0.70, or 3.9% to $18.76 as of March 31, 2016 compared to $18.06 at June 30, 2015.

For the three-month period ended March 31, 2016, retail loan portfolio originations increased $2.6 million from $54.4 million to $57.0 million, or 4.7% compared to the same period in the previous year. For the three-month period ended March 31, 2016, commercial loan portfolio originations increased $3.6 million from $48.9 million to $52.5 million, or 7.3% compared to the same period in the previous year. For the nine-month period ended March 31, 2016, retail loan portfolio originations increased $33.1 million from $161.5 million to $194.7 million, or 20.5% compared to the same period in the previous year. For the nine-month period ended March 31, 2016, commercial loan portfolio originations increased $91.0 million from $153.7 million to $244.7 million, or 59.2% compared to the same period in the previous year. Organic loan growth for the nine months ended March 31, 2016 was $43.3 million, or 3.4% annualized. Including the growth in unfunded construction loans of $74.5 million over this nine month period, organic loan growth was 9.3% annualized.

"Our solid performance was driven by modest loan growth, continued improvements in asset quality, and a strong focus on improving efficiencies across all areas of the Bank. We are particularly pleased with the impact of recent strategies to control our noninterest expenses as our efficiency ratio continues its positive trend," commented Dana Stonestreet, Chairman, President, and CEO." In addition, we recently completed a branch optimization project to further improve efficiencies in our retail network going into the 2017 fiscal year," said Stonestreet.

Income Statement Review

Net interest income of $20.2 million for the quarter ended March 31, 2016, remained consistent with the same period in 2015. Average interest-earning assets increased $114.1 million to $2.5 billion for the quarter ended March 31, 2016 from the comparative quarter in 2015, mainly from our leveraging strategy, where additional short-term Federal Home Loan Bank ("FHLB") borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as increased dividend income from the required purchase of additional FHLB stock. Net interest margin (on a fully taxable-equivalent basis) for the three months ended March 31, 2016 decreased 16 basis points to 3.36% from 3.52%, primarily due to the $233.3 million average increase in additional short-term FHLB borrowings over the comparative quarter in 2015. During the three months ended March 31, 2016, our leveraging strategy produced an additional $923,000 in interest income at an average yield of 92 basis points, while the average cost of the borrowings was 40 basis points, resulting in approximately $517,000 in net interest income. During the same quarter in the prior fiscal year, our leveraging strategy produced an additional $367,000 in interest income at an average yield of 59 basis points, while the average cost of the borrowings was 20 basis points, resulting in approximately $239,000 in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.91% and 3.90% for the quarter ended March 31, 2016 and 2015, respectively.

For the quarter ended March 31, 2016, the average balance of loans increased by $108.1 million from organic loan growth and the purchase of home equity lines of credit ("HELOCs"), however loan interest income decreased $135,000 to $19.4 million as compared to the same quarter last year. Driving the quarter over quarter decrease in loan interest income was a $262,000 decrease in the accretion of purchase discounts on acquired loans to $1.2 million for the quarter ended March 31, 2016 from $1.4 million for the same quarter in 2015. Average loan yields decreased 35 basis points to 4.58% for the quarter ended March 31, 2016 from

4.93% in the corresponding quarter in 2015. Total interest expense increased $229,000 for the quarter ended March 31, 2016 compared to the same period last year. This increase was primarily due to average FHLB borrowings increasing by $233.3 million to $483.3 million due to our leveraging strategy, partially offset by a decrease in average certificates of deposit of $144.9 million to $486.4 million compared to the same period in 2015 as we continue to reduce higher rate certificates of deposit. The overall average cost of funds increased three basis points due to the impact of the recent increase in the federal funds rate on our other borrowings.

Net interest income increased $2.0 million, or 3.3% to $60.9 million for the nine months ended March 31, 2016 compared to $58.9 million for the nine months ended March 31, 2015. Average interest-earning assets increased $318.1 million to $2.5 billion for the nine months ended March 31, 2016 compared to the same period in 2015, mainly from our leveraging strategy and new loans from acquisitions and organic growth. Net interest margin (on a fully taxable-equivalent basis) for the nine months ended March 31, 2016 decreased 37 basis points to 3.36% from 3.73% as a result of the $305.7 million increase in average short-term FHLB borrowings from the nine months ended March 31, 2015. For the nine months ended March 31, 2016, our leveraging strategy produced an additional $2.3 million in interest income at an average yield of 75 basis points, while the average cost of the borrowings was 28 basis points, resulting in approximately $1.5 million in net interest income. During the same nine-month period in the prior fiscal year, our leveraging strategy produced an additional $494,000 in interest income at an average yield of 144 basis points, while the average cost of the borrowings was 21 basis points, resulting in approximately $278,000 in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.93% and 3.97% for the nine months ended March 31, 2016 and 2015, respectively.

Interest income on loans for the nine months ended March 31, 2016 increased $454,000 due to a $135.2 million increase in the average balance of loans offsetting a 36 basis point decrease in the average loan yields as compared to the same period in 2015. Interest income on loans also included $3.4 million and $3.6 million in accretion of purchase discounts on acquired loans for the nine months ended March 31, 2016 and 2015, respectively. Total interest expense increased $450,000 for the nine months ended March 31, 2016 compared to the same period last year. This increase was primarily due to average FHLB borrowings increasing by $305.7 million to $480.4 million, partially offset by a decrease in average certificates of deposit by $111.7 to $520.3 million compared to the same period in 2015.

Noninterest income increased $71,000, or 2.1%, to $3.4 million for the three months ended March 31, 2016 from $3.3 million for the same period in the previous year. The $161,000, or 17.7% increase in other noninterest income was directly related to the receipt of a one-time $150,000 payment related to the change in our merchant credit card vendor, which was partially offset by a $118,000, or 6.8% decrease in deposit account fees. Noninterest expense for the quarter ended March 31, 2016 decreased $2.7 million, or 12.0%, to $19.4 million compared to $22.0 million for the quarter ended March 31, 2015. This decrease was primarily related to a $1.7 million decrease in merger-related expenses, a $345,000 decrease in computer services related to the integration of prior acquisitions, and the consolidation of six branches during second quarter of fiscal 2016 as reflected by a $374,000 decrease in salaries and employee benefits and a $147,000 decrease in net occupancy expense. Real estate owned ("REO")-related expenses increased $119,000 primarily as a result of $172,000 in net losses in the quarter ended March 31, 2016, compared to $32,000 in net gains in the same quarter in 2015.

Noninterest income increased $857,000, or 9.6%, to $9.8 million for the nine months ended March 31, 2016 from $8.9 million for the same period in the previous year, as a result of a $820,000, or 19.9%, increase in fees and service charges on checking accounts, a $322,000, or 12.9% increase in other income, partially offset by a $224,000, or 10.0% decrease in mortgage banking income and fees. Noninterest expense for the nine months ended March 31, 2016 decreased $1.6 million, or 2.6%, to $59.1 million compared to $60.7 million for the nine months ended March 31, 2015. The overall decrease was a result of a $5.4 million decrease in merger-related expenses, partially offset by a $1.5 million increase in salaries and employee benefits, a $533,000 increase in net occupancy expense, a $487,000 increase in amortization of core deposit intangibles, and a $922,000 increase in other expenses, all of which were primarily related to our branch acquisition in November 2014. REO-related expenses increased $387,000 primarily as a result of $310,000 in net losses for the nine months ended March 31, 2016, compared to $268,000 in net gains in the same period in 2015, partially offset by a $191,000 decrease in expenses related to REO properties.

The Company's income tax expense increased $776,000 to $1.1 million for the quarter ended March 31, 2016 over the same quarter in 2015 as a result of additional pretax income. The Company's effective income tax rate for the quarter ended March 31, 2016 was 25.8% compared to 21.3% for the quarter ended March 31, 2015.

For the nine months ended March 31, 2016, the Company's income tax expense was $3.5 million, an increase of $1.5 million, or 74.3% compared to $2.0 million for the nine months ended March 31, 2015. The increase was a result of additional pretax income and a nonrecurring charge of $526,000 during the first quarter of the fiscal year related to the decrease in value of our deferred tax assets based on recent decreases in North Carolina's corporate tax rate. The rate was reduced to 4.0% in August 2015 with additional reductions possible to 3.0% through 2017 if certain state revenue triggers are achieved. The Company's effective income tax rate for the nine months ended March 31, 2016 was 30.0% compared to 26.8% for the nine months ended March 31, 2015.

Balance Sheet Review

At March 31, 2016, total assets of $2.8 billion and total liabilities of $2.4 billion remained consistent with June 30, 2015. The increase in FHLB borrowing of $32.0 million, or 6.7% and the cumulative decrease of $156.9 million, or 26.9%, in cash and cash equivalents, certificates of deposit in other banks, and securities available for sale for the first nine months in fiscal 2016 were part of our strategy to reduce excess liquidity by funding higher yielding loans, reducing higher cost certificates of deposit as discussed below, and the repurchase of common stock as we continue to focus on increasing shareholder value. The increase in net loans receivable of $129.3 million to $1.8 billion at March 31, 2016 was driven by $43.3 million of organic growth and $85.9 million in purchased HELOCs, net of repayments. The decrease of $3.3 million in loans held for sale was due to seasonal lower volume.

Total deposits decreased $40.1 million, or 2.1%, to $1.8 billion at March 31, 2016 from $1.9 billion at June 30, 2015. The decrease was primarily due to a managed run off of $104.8 million in higher cost certificates of deposit partially offset by a $36.4 million increase in money market accounts and a $35.0 million increase in checking accounts.

Stockholders' equity at March 31, 2016 decreased to $358.8 million from $371.1 million at June 30, 2015. The decrease was primarily a result of 1,316,194 shares of common stock repurchased at an average cost of $18.38, or approximately $24.2 million in total, partially offset by a $1.1 million increase in unrealized gains on securities available for sale and $8.2 million in net income. As of March 31, 2016, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 12.38%, 12.38%, 13.37%, and 10.32%, respectively. In addition, the Company was categorized as "well capitalized" at March 31, 2016 under applicable regulatory guidelines.

Asset Quality

The allowance for loan losses was $21.8 million, or 1.20% of total loans, at March 31, 2016 compared to $22.4 million, or 1.33% of total loans, at June 30, 2015. The allowance for loan losses was 1.39% of total loans at March 31, 2016, excluding acquired loans.

There was no provision for losses on loans for the three months ended March 31, 2016 or the comparative period in 2015. Net loan charge-offs totaled $216,000 for the three months ended March 31, 2016 compared to net charge-offs of $675,000 for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans decreased to 0.05% for the quarter ended March 31, 2016 from 0.16% for the same period last fiscal year.

There was no provision for losses on loans for the nine months ended March 31, 2016 compared to a $250,000 recovery of loan losses for the same period in the previous year due to our improved credit metrics. Net loan charge-offs increased to $613,000 for the nine months ended March 31, 2016 compared to net charge-offs of $498,000 for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans increased slightly to 0.05% for the nine months ended March 31, 2016 from 0.04% for the same period last fiscal year.

Nonperforming assets decreased $4.1 million to $27.7 million, or 1.01% of total assets, at March 31, 2016, compared to $31.9 million, or 1.15% of total assets, at June 30, 2015. Nonperforming assets included $21.0 million in nonaccruing loans and $6.7 million in REO at March 31, 2016, compared to $24.9 million and $7.0 million, in nonaccruing loans and REO, respectively, at June 30, 2015. Included in nonperforming loans are $5.7 million of loans restructured from their original terms of which $2.2 million were current with respect to their modified payment terms. At March 31, 2016, $6.9 million, or 32.8%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $7.1 million acquired from prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations.

The ratio of classified assets to total assets decreased to 2.33% at March 31, 2016 from 2.90% at June 30, 2015. Classified assets decreased 21.0% to $64.1 million at March 31, 2016 compared to $81.1 million at June 30, 2015.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of March 31, 2016, the Company had assets of $2.8 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 39 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). In 2016, the Bank is celebrating its 90th Anniversary and nine decades of commitment to our customers, employees and surrounding communities. The Bank is the 5th largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many, of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our recent acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015(1)	2015
	(Dollars in thousands)
Financial Condition Data:
Total assets	$2,759,801	$2,728,552	$2,726,000	$2,783,114	$2,608,637
Loans held for sale	2,537	5,080	4,012	5,874	2,225
Loans receivable, net(2)	1,793,256	1,725,790	1,720,178	1,663,333	1,618,376
Allowance for loan losses	21,761	21,977	22,112	22,374	22,681
Interest-earning deposits	18,212	24,781	12,819	82,269	153,718
Commercial paper	275,878	271,856	242,928	256,152	99,953
Certificates of deposit in other banks	158,767	177,934	196,386	210,629	204,596
Securities available for sale, at fair value	219,498	229,227	249,711	257,606	230,512
Goodwill	12,673	12,673	12,673	12,673	12,673
Core deposit intangibles	7,815	8,526	9,269	10,043	10,850
Deposits	1,831,979	1,829,987	1,819,950	1,872,126	1,913,773
Checking accounts (noninterest and interest)	626,432	608,925	582,626	591,429	592,338
Other borrowings	507,000	479,000	476,000	475,000	250,000
Stockholders' equity	358,843	361,195	368,148	371,050	381,935
Asset quality ratios:
Nonperforming assets to total assets(3)	1.01%	1.14%	1.16%	1.15%	1.51%
Nonperforming loans to total loans(3)	1.16	1.40	1.43	1.47	1.88
Total classified assets to total assets	2.33	2.63	2.72	2.90	3.51
Allowance for loan losses to nonperforming loans(3)	103.43	89.97	88.84	90.02	73.42
Allowance for loan losses to total loans	1.20	1.26	1.27	1.33	1.38
Allowance for loan losses to total gross loans excluding acquired loans(4)	1.39	1.48	1.52	1.58	1.72
Net charge-offs to average loans (annualized)	0.05	0.03	0.06	0.17	0.16
Capital ratios:
Equity to total assets at end of period	13.00%	13.24%	13.51%	13.33%	14.64%
Tangible equity to total tangible assets(4)	12.44	12.66	12.91	12.74	13.96
Average equity to average assets	13.19	13.25	13.41	13.56	14.53
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(1)	Derived from audited financial statements.

(2)	Net of allowances for loan losses, loans in process, and deferred loan fees.

(3)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At March 31, 2016, there were $5.7 million of restructured loans included in nonaccruing loans and $6.9 million, or 32.8%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired from BankGreenville, Jefferson, and Bank of Commerce are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	See Non-GAAP reconciliation for adjustments.

Selected Operations Data

	Three Months Ended March 31,			Nine Months Ended March 31,
	2016	2015	Difference	2016	2015	Difference
	(Dollars in thousands)

Total interest income	$21,797	$21,536	$261	$65,372	$62,959	$2,413
Total interest expense	1,577	1,348	229	4,431	3,981	450
Net interest income	20,220	20,188	32	60,941	58,978	1,963
Recovery of loan losses	—	—	—	—	(250)	250
Net interest income after recovery of loan losses	20,220	20,188	32	60,941	59,228	1,713
Service charges on deposit accounts	1,614	1,732	(118)	4,931	4,111	820
Mortgage banking income and fees	690	672	18	2,008	2,232	(224)
Gain from sales of securities available for sale	—	—	—	—	61	(61)
Other noninterest income	1,080	909	171	2,819	2,497	322
Total noninterest income	3,384	3,313	71	9,758	8,901	857
Salaries and employee benefits	10,255	10,629	(374)	31,987	30,506	1,481
Net occupancy expense	2,234	2,381	(147)	6,799	6,266	533
REO-related expenses(1)	477	358	119	1,297	910	387
Core deposit intangible amortization	710	842	(132)	2,227	1,740	487
Merger-related expenses	—	1,686	(1,686)	—	5,417	(5,417)
Other	5,697	6,129	(432)	16,740	15,818	922
Total noninterest expense	19,373	22,025	(2,652)	59,050	60,657	(1,607)
Income before income taxes	4,231	1,476	2,755	11,649	7,472	4,177
Income tax expense	1,090	314	776	3,495	2,005	1,490
Net income	$3,141	$1,162	$1,979	$8,154	$5,467	$2,687
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(1)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.

Selected Financial Ratios and Other Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.46%	0.18%	0.40%	0.30%
Return on assets - adjusted(4)	0.46	0.34	0.42	0.48
Return on equity (ratio of net income to average equity)	3.49	1.22	2.98	1.92
Return on equity - adjusted(4)	3.49	2.33	3.18	3.07
Tax equivalent yield on earning assets(2)	3.62	3.75	3.59	3.98
Rate paid on interest-bearing liabilities	0.30	0.27	0.28	0.30
Tax equivalent average interest rate spread (2)	3.32	3.48	3.31	3.68
Tax equivalent net interest margin(2) (3)	3.36	3.52	3.36	3.73
Tax equivalent net interest margin - adjusted(4)	3.91	3.90	3.93	3.97
Average interest-earning assets to average interest-bearing liabilities	119.11	119.58	119.00	121.46
Operating expense to average total assets	2.84	3.35	2.87	3.35
Efficiency ratio(4)	77.89	82.58	79.54	77.76
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(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest earning assets.

(4)	See Non-GAAP reconciliation for adjustments.

Per Share Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Net income per common share:
Basic	$0.18	$0.06	$0.46	$0.28
Diluted	$0.18	$0.06	$0.46	$0.28
Adjusted net income per common share:(1)
Basic	$0.18	$0.12	$0.49	$0.46
Diluted	$0.18	$0.12	$0.49	$0.45

Average shares outstanding:
Basic	17,183,894	19,113,387	17,581,833	19,146,025
Diluted	17,369,871	19,192,702	17,762,375	19,232,791
Book value per share at end of period	$19.72	$18.78	$19.72	$18.78
Tangible book value per share at end of period (1)	$18.76	$17.77	$18.76	$17.77
Total shares outstanding at end of period	18,193,550	20,335,781	18,193,550	20,335,781
__________________________________________________

(1)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	For the Three Months Ended March 31,
	2016		2015
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,754,092	4.58%	$1,645,993	4.93%
Interest-earning deposits with banks	211,036	0.93	387,264	0.68
Securities available for sale	216,535	1.82	205,447	1.79
Other interest-earning assets	302,351	1.16	131,254	1.16
Total interest-earning assets	$2,484,014	3.62	$2,369,958	3.75
Interest-bearing deposits	1,602,221	0.27	1,731,931	0.28
Other borrowings	483,275	0.40	250,000	0.20
Total interest-bearing liabilities	$2,085,496	0.30	$1,981,931	0.27
Tax equivalent interest rate spread(1)		3.31%		3.48%
Tax equivalent net interest margin(1) (2)		3.36%		3.52%

	For the Nine Months Ended March 31,
	2016		2015
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,744,484	4.61%	$1,609,285	4.97%
Interest-earning deposits with banks	223,936	0.91	320,574	0.70
Securities available for sale	238,571	1.80	185,844	1.87
Other interest-earning assets	290,086	1.02	63,251	1.49
Total interest-earning assets	$2,497,077	3.59	$2,178,954	3.98
Interest-bearing deposits	1,617,952	0.28	1,619,247	0.31
Other borrowings	480,411	0.28	174,724	0.21
Total interest-bearing liabilities	$2,098,363	0.28	$1,793,971	0.30
Tax equivalent interest rate spread(1)		3.31%		3.68%
Tax equivalent net interest margin(1) (2)		3.36%		3.73%
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(1)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(2)	Net interest income divided by average interest earning assets.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share, tangible equity to tangible assets ratio, net income excluding merger-related expenses, nonrecurring state tax expense, and recovery of loan losses, earnings per share excluding merger expenses, nonrecurring state tax expense, and recovery of loan losses, and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowings beginning in November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margins is useful to both management and investors as these measures are commonly used to measure financial institutions performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	March 31,		March 31,
	2016	2015	2016	2015
Noninterest expense	$19,373	$22,025	$59,050	$60,657
Less REO-related expenses	477	358	1,297	910
Less merger-related expenses	—	1,686	—	5,417
Noninterest expense – as adjusted	$18,896	$19,981	$57,753	$54,330

Net interest income	$20,220	$20,188	$60,941	$58,978
Plus noninterest income	3,384	3,313	9,758	8,901
Plus tax equivalent adjustment	655	696	1,911	2,053
Less realized gain on securities	—	—	—	61
Net interest income plus noninterest income – as adjusted	$24,259	$24,197	$72,610	$69,871
Efficiency ratio	77.89%	82.58%	79.54%	77.76%
Efficiency ratio (without adjustments)	82.08%	93.72%	83.52%	89.36%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	March 31,		March 31,
	2016	2015	2016	2015
Total stockholders' equity	$358,843	$381,935	$358,843	$381,935
Less: goodwill, core deposit intangibles, net of taxes	(17,596)	(20,604)	(17,596)	(20,604)
Tangible book value	$341,247	$361,331	$341,247	$361,331
Common shares outstanding	18,193,550	20,335,781	18,193,550	20,335,781
Tangible book value per share(1)	$18.76	$17.77	$18.76	$17.77

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(Dollars in thousands)
Tangible book value(1)	$341,247	$343,151	$349,636	$352,050	$361,331
Total assets	2,759,801	2,728,552	2,726,000	2,783,114	2,608,637
Less: goodwill, core deposit intangibles, net of taxes	(17,596)	(18,044)	(18,512)	(19,000)	(20,604)
Total tangible assets(2)	$2,742,205	$2,710,508	$2,707,488	$2,764,114	$2,588,033
Tangible equity to tangible assets	12.44%	12.66%	12.91%	12.74%	13.96%
_________________________________________________________________
(1)    Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended March 31,
	2016			2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,484,014	$22,452	3.62%	$2,369,957	$22,232	3.75%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	402,000	923	0.92%	250,000	367	0.59%
Interest-earning assets - adjusted	$2,082,014	$21,529	4.14%	$2,119,957	$21,865	4.13%

Interest-bearing liabilities	$2,085,496	$1,577	0.30%	$1,981,930	$1,348	0.27%
Additional FHLB borrowings	402,000	406	0.40%	250,000	128	0.20%
Interest-bearing liabilities - adjusted	$1,683,496	$1,171	0.28%	$1,731,930	$1,220	0.28%

Net interest income and net interest margin		$20,875	3.36%		$20,884	3.52%
Net interest income and net interest margin - adjusted		20,358	3.91%		20,645	3.90%
Difference		$517	(0.55)%		$239	(0.38)%

	Nine Months Ended March 31,
	2016			2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,497,077	$67,283	3.59%	$2,178,954	$65,011	3.98%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	417,000	2,336	0.75%	137,005	494	1.44%
Interest-earning assets - adjusted	$2,080,077	$64,947	4.16%	$2,041,949	$64,517	4.21%

Interest-bearing liabilities	$2,098,363	$4,431	0.28%	$1,793,972	$3,981	0.30%
Additional FHLB borrowings	417,000	866	0.28%	137,005	216	0.21%
Interest-bearing liabilities - adjusted	$1,681,363	$3,565	0.28%	$1,656,967	$3,765	0.30%

Net interest income and net interest margin		$62,852	3.36%		$61,030	3.73%
Net interest income and net interest margin - adjusted		61,382	3.93%		60,752	3.97%
Difference		$1,470	(0.57)%		$278	(0.24)%
_________________________________________________________________________________

(1)
Proceeds from the additional borrowings were invested in various interest-earning assets, including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposit in other banks, and commercial paper.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude merger-related expenses, nonrecurring state tax expense, and the recovery of loan losses:

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	March 31,		March 31,
	2016	2015	2016	2015
Merger-related expenses	$—	$1,686	$—	$5,417
Nonrecurring state tax expense	—	—	526	—
Recovery of loan losses	—	—	—	(250)
Total adjustments	—	1,686	526	5,167
Tax effect (1)	—	(624)	—	(1,897)
Total adjustments, net of tax	—	1,062	526	3,270

Net income (GAAP)	3,141	1,162	8,154	5,467

Net income (non-GAAP)	$3,141	$2,224	$8,680	$8,737

Per Share Data
Average shares outstanding - basic	17,183,894	19,113,387	17,581,833	19,146,025
Average shares outstanding - diluted	17,369,871	19,192,702	17,762,375	19,232,791

Basic EPS
EPS (GAAP)	$0.18	$0.06	$0.46	$0.28
Non-GAAP adjustment	—	0.06	0.03	0.18
EPS (non-GAAP)	$0.18	$0.12	$0.49	$0.46

Diluted EPS
EPS (GAAP)	$0.18	$0.06	$0.46	$0.28
Non-GAAP adjustment	—	0.06	0.03	0.17
EPS (non-GAAP)	$0.18	$0.12	$0.49	$0.45

Average Balances
Average assets	$2,729,814	$2,626,412	$2,743,165	$2,416,864
Average equity	359,939	381,495	364,373	379,585

ROA
ROA (GAAP)	0.46%	0.18%	0.40%	0.30%
Non-GAAP adjustment	—%	0.16%	0.02%	0.18%
ROA (non-GAAP)	0.46%	0.34%	0.42%	0.48%

ROE
ROE (GAAP)	3.49%	1.22%	2.98%	1.92%
Non-GAAP adjustment	—%	1.11%	0.20%	1.15%
ROE (non-GAAP)	3.49%	2.33%	3.18%	3.07%
________________________________________________________________________
(1)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Loans receivable (GAAP)	$1,814,695	$1,747,560	$1,742,114	$1,685,707	$1,642,482
Less: acquired loans	(244,549)	(263,837)	(285,317)	(272,754)	(325,015)
Adjusted loans (non-GAAP)	$1,570,146	$1,483,723	$1,456,797	$1,412,953	$1,317,467

Allowance for loan losses (GAAP)	$21,761	$21,977	$22,122	$22,374	$22,681
Allowance for loan losses / Adjusted loans (non-GAAP)	1.39%	1.48%	1.52%	1.58%	1.72%